October 2, 2005

Mr. Khaldoun Ahmad Awamleh  P.O. Box 3450

Amman 11181

Jordan

Dear Mr. Awamleh,

Please accept our appreciation for your continued trust and support of Sonoran Energy. We hereby confirm your discussions with MTM Corporate Finance and agreement of your commitment to subscribe for a further US$ 2,560,000 in our current Regulation S Private Placement of Common Shares dated July 2005. Please review the proposed payment terms outlined below and sign this letter to confirm your agreement to them.

Amount	US$ 2,560,000
Common Shares	4,000,000
Period:	364 days from the date of signing of the Regulation S Private Placement of Common Shares Subscription Agreement, which will be no later than 2 October 2005
Schedule:	Periods start at the date of signing the Subscription Agreement:

(1) US$ 256,000 on the date of signing the Subscription Agreement.

(2) US$ 768,000 on or before a period of 121 days from signing

(3) US$ 768,000 on or before a period of 242 days from signing

(4) US$ 768,000 on or before a period of 363 days from signing

Shares Issuance	Common Shares will be issued pro-rata on Sonoran Energy receipt of funds

In the event that for whatever reason you are unable to meet any payment then please notify the Board to agree an extension, but it is understood that US$ 2,560,000 must be paid in full on or before 364 days from the signing of the Subscription Agreement.

Agreed at the date hereof by and between:

Peter Rosenthal Chief Executive Officer	Khaldoun Ahmad Awamleh

Sonoran Energy
P. O. Box 183779 Amman 11118 Jordan
Telephone: +9626 581 2664 Fax: +962 6 581 2574
E-mail: cfo@sonoranenergy.com